Exhibit 10.32
NN, INC.
2022 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT GRANT NOTICE

NN, Inc., a Delaware corporation, (the “Company”), pursuant to its 2022 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Grantee”), the right to receive a number of performance share units (the “Performance Share Units”) as set forth below (the “Performance Share Unit Award”). The Performance Share Units are subject to the terms and conditions set forth in this Performance Share Unit Grant Notice (the “Grant Notice”), the Performance Share Unit Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Grantee:	______________________________

Grant Date:	______________________________

Target Number of Performance Share Units:	_________ Performance Share Units

Performance Period:	January 1, 2023 through December 31, 2025
Determination Date:	The date on which the Committee determines whether the performance goals to which this Performance Share Unit Award relates have been met.

By his or her signature and the Company’s signature below, Grantee agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice.  Grantee has reviewed the Agreement, the Plan and the Grant Notice in their entirety. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Grant Notice or the Agreement.

NN, INC.	GRANTEE

By:	By:
Print Name:	Print Name:
Title:	Address:

EXHIBIT A

PERFORMANCE SHARE UNIT AWARD AGREEMENT

Pursuant to this Performance Share Unit Award Agreement (this “Agreement”) and the Grant Notice to which it is attached, the Company has granted to Grantee the right to receive the number of Performance Share Units set forth in the Grant Notice, subject to the terms and conditions of this Agreement and the Company’s 2022 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

ARTICLE I
GENERAL

1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.2    Incorporation of Terms of Plan. The Performance Share Unit Award is subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. Each Performance Share Unit shall be administered as a Performance Award in the form of a Restricted Share Unit pursuant to Section 8.1 of the Plan.

ARTICLE II
GRANT OF PERFORMANCE SHARE UNITS

2.1    Grant. In consideration of Grantee’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Grantee the Performance Share Unit Award. Each Performance Share Unit represents the right to receive one Share (or the Fair Market Value thereof) upon the expiration of the performance period set forth in the Grant Notice (the “Performance Period”) and otherwise subject to the terms, conditions and restrictions set forth in the Plan and this Agreement. The Grantee’s interest in the Performance Share Units granted hereby shall be that of a general, unsecured creditor of the Company.

2.2    Lapse of Restrictions. Subject to Sections 3.2, 3.3 and 3.4 hereof, the restrictions associated with the Performance Share Units granted pursuant to the Grant Notice shall lapse on the Determination Date as set forth in the Grant Notice (the “Vesting Date” as it pertains to Performance Share Units that vest) but only if (a) and to the extent the Company has achieved the performance targets for the Performance Period as set forth on Exhibit A-1 hereto (and the other terms and conditions set forth therein have been met) as determined by the Committee in accordance with the Plan, and (b) the Grantee has remained in service with the Company or any of its Subsidiaries continuously from the Grant Date until the Determination Date. In the event the performance targets shall not have been met as of the Determination Date with respect to some or all of the Performance Share Units, such Performance Share Units shall be cancelled for no further consideration as of the Determination Date.

2.3    Settlement. The Grantee shall be entitled to settlement of the Performance Share Units covered by this Agreement on the Vesting Date to the extent the Performance Share Units have not previously been forfeited and the restrictions associated with the Performance Share Units lapse in accordance with Section 2.2 hereof. Such settlement shall be made as promptly as practicable thereafter (but in no event after the sixtieth day following the Vesting Date) through, in the sole discretion of the Committee, either (a) the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in book entry form in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested Performance Share Units, or (b) a payment of cash to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) equal to the Fair Market Value of the Shares that would otherwise have been issued pursuant to (a) above.

2.4    Dividends. If the Company pays a cash dividend on its common stock, the Grantee shall accrue in his or her Dividend Account (as defined below) a cash dividend equivalent with respect to the maximum number of Performance Share Units issuable pursuant to this Agreement as of the record date for the dividend. The Company shall cause an account (the “Dividend Account”) to be established and maintained as part of the records of the Company to evidence the aggregate cash dividend equivalents accrued by the Grantee from time to time under this Section 2.4. No interest shall accrue on any amounts reflected in the Dividend Account. The Grantee’s interest in the amounts reflected in the Dividend Account shall be that of a general, unsecured creditor of the

Company. Subject to, and as promptly as practicable following, the settlement of the Performance Share Units pursuant to Section 2.3 hereunder, the Company shall pay an amount in cash (without interest and subject to applicable withholding taxes) to the Grantee (or his or her permitted transferee(s) who are issued Shares or cash pursuant to Section 2.3 hereunder) equal to the aggregate cash dividend equivalents accrued in the Grantee’s Dividend Account with respect to the vested Performance Share Units settled with the Grantee and the Grantee’s Dividend Account shall be eliminated at that time. In the event that the Grantee forfeits his or her rights to all or any portion of the Performance Share Units (or such Performance Share Units are otherwise cancelled on account of the Company’s actual performance), the Grantee also shall forfeit his or her rights to any cash dividend equivalents accrued in the Grantee’s Dividend Account with respect to such forfeited or cancelled units and the Grantee’s Dividend Account shall be eliminated at that time. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 2.4 with respect to a dividend on the Company’s Shares in the event that any applicable adjustments pursuant to Section 4.2 of the Plan provide similar benefits.

ARTICLE III
SEPARATION FROM SERVICE; CHANGE IN CONTROL

3.1    In General. In the event that Grantee Separates from Service for any reason, other than death, Disability or Retirement, prior to the settlement of this Performance Share Unit Award pursuant to Section 2.3, all Performance Share Units shall be immediately forfeited and Grantee shall have no further rights with respect to such Performance Share Units, except as may be determined otherwise by the Committee in its the sole and absolute discretion.

3.2    Death or Disability. In the event that Grantee Separates from Service by reason of death or Disability, a proportionate number of Performance Share Units shall be deemed vested and the date of the Grantee’s death or Disability shall be the Vesting Date with respect to such Performance Share Units which shall thereupon settle in accordance with Section 2.3 hereof. For purposes of this Section 3.2, the “proportionate number” of Performance Share Units shall be the “target” number of Performance Share Units set forth in the Grant Notice, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which Grantee was employed by the Company (or any Subsidiary) and the denominator of which is the total number of days in the Performance Period.

    3.3    Retirement. In the event Grantee Separates from Service on account of Retirement (defined below) prior to settlement of Performance Share Units, Grantee shall be eligible to vest in a proportionate number of Performance Share Units on the Vesting Date otherwise applicable thereto. For purposes of this Section 3.3, the “proportionate number” of Performance Share Units shall be the actual number of Performance Share Units that would have vested in accordance with Section 2.2 hereof had Grantee not Separated from Service during the Performance Period, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which Grantee was employed by the Company (or any Subsidiary) and the denominator of which is the total number of days in the Performance Period. Following the Vesting Date, any Performance Share Units that did not vest in accordance with this Section 3.3 will be canceled and forfeited. For purposes of this Agreement, “Retirement” means termination of service after the Participant has reached the age of 60 and has amassed a total of seventy (70) “points,” where each full year of age and each completed year of continuous service with the Company is considered one point (partial points are not considered). Further, the Participant must furnish a minimum of six (6) months’ notice of his/her retirement and be employed for at least six (6) months following the grant date to be eligible for this treatment.

3.4    Resignation for Good Reason by the Grantee. In the event that the Grantee’s employment terminates by reason of Resignation for Good Reason (as defined in the employment agreement, separation agreement or other similar agreement between the Company and the Grantee or, if there is no such agreement or such term is not defined in the relevant agreement, unless otherwise defined in the applicable program document, will have the meaning set forth in the Plan), a proportionate number of Performance Share Units shall be deemed vested and the date of the Grantee’s Resignation for Good Reason shall be the Vesting Date with respect to such Performance Share Units which shall thereupon settle in accordance with Section 2.3 hereof. For purposes of this Section 3.4, the “proportionate number” of Performance Share Units shall be the “target” number of Performance Share Units set forth in the Grant Notice, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which Grantee was employed by the Company (or any Subsidiary) and the denominator of which is the total number of days in the Performance Period.

3.5    Change in Control. Upon the occurrence of a Change in Control, the Committee shall determine the treatment of the Performance Share Units consistent with the provisions of Section 13 of the Plan.

ARTICLE IV
OTHER PROVISIONS

4.1    No Transfer or Pledge of Performance Share Units. The Performance Share Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 4.1 shall be null and void.

4.2    Tax Withholding. The Company's obligation to settle vested Performance Share Units shall be subject to the Grantee's satisfaction of any applicable federal, state, local and foreign withholding obligations or withholding taxes, including any employer minimum statutory withholding (“Withholding Taxes”), and the Grantee shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 4.2. The Grantee may satisfy his or her obligation to pay the Withholding Taxes by: (i) making a cash payment to the Company in an amount equal to the Withholding Taxes; (ii) having the Company withhold Shares otherwise deliverable to the Grantee pursuant to settlement of vested Performance Share Units; or (iii) delivering, actually or by attestation, to the Company Shares already owned by the Grantee; provided that in the case of (ii) or (iii) the amount of such Shares withheld or Shares delivered (with the value of such Shares being based on the Fair Market Value of a Share as of the payment date as determined by the Committee) shall be determined consistent with the Plan. The Grantee acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Grantee an amount not to exceed the Withholding Taxes. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Performance Share Units or the subsequent sale of Shares.  The Company and the Subsidiaries do not commit and are under no obligation to structure this Performance Share Unit Award to reduce or eliminate Grantee’s tax liability.

    4.3    Stock Subject to Award.  In the event that the Company Shares should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, or in the event of any other event contemplated by Section 4.2 of the Plan, the number of Performance Share Units that have been awarded to Grantee shall be adjusted in an equitable and proportionate manner to reflect such action.  If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

    4.4    Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Performance Share Units (including any dividend equivalent rights related thereto) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the Performance Share Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Performance Share Units and any dividend equivalent rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Grantee’s termination of employment with the Company and its Subsidiaries, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of Performance Units (and related dividend equivalent units) constitutes a “separate payment” for purposes of Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Grantee by Code Section 409A or damages for failing to comply with Code Section 409A.

         4.5    No Right to Continued Employment.  This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary of the Company), and the Company (or any Subsidiary of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.

           4.6    Governing Provisions.  This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement.  If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.  By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

4.7    Entire Agreement.  This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Performance Share Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings.  The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Performance Share Units, either orally or in writing, that are not included in this Agreement or the Plan.

4.8    Captions.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience.  They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

4.9    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.

4.10    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Grantee shall be addressed to Grantee at Grantee’s last address reflected on the Company’s records. By a notice given pursuant to this Section 4.10, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.11    Amendment.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect this Performance Share Unit Award in any material way without the prior written consent of Grantee.

4.12    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 4.1 hereof and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.13    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

4.14    Conformity to Securities Laws. Grantee acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the SEC and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Performance Share Units are granted only in such a manner as to conform to applicable law. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to applicable law.

4.15    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.16    Clawback. Any Shares or cash issued pursuant to this Award shall be subject to mandatory repayment by the Grantee to the Company to the extent that such Grantee is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Subsidiary thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

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EXHIBIT A-1

Performance Goals
Relative TSR:

	Threshold	Target	Maximum
Award Level	25% of Target Shares	100% of Target Shares	150% of Target Shares
Performance Level	25th Percentile	55th Percentile	75th Percentile

Relative TSR shall be calculated using the Custom “MicroCap” Capital Goods Index (“Index”), which includes S&P 600 companies with market capitalizations of less than $2B, and further incudes the compensation peer companies not otherwise included in the Index.

TSR shall be measured at the end of each year of the three-year Performance Period, and the three measurement periods will be averaged to calculate overall achievement. Each measurement period begins at the start of the Performance Period and will end at the end of each of the three years; as such, the first measurement period will cover the first calendar year in the Performance Period, the second measurement period will cover the first two calendar years in the Performance Period, and the third measurement period will include all three years in the Performance Period. Each measurement period is weighted equally in the calculation.

With respect to Performance Share Units measured by Relative TSR, Participants shall earn 25% of the target number of Performance Share Units for “threshold” performance, 100% of the target number of Performance Share Units for “target” performance, and 150% of the target number of Performance Share Units for “maximum” (or higher) performance.

In the event that NN’s absolute total shareholder return (TSR) is negative over the full 3-year performance period, the total payout shall be no greater than 100% of target, regardless of NN’s relative TSR performance and corresponding calculated payout.

Definitions and Calculation:

•“Relative Total Shareholder Return (Relative TSR)” shall mean the change in the value, expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in additional stock of the company. The twenty (20) trading-day average closing values of the Company’s Common Stock and the companies in the Index (as defined elsewhere in this document), as applicable (i.e., average closing values of the companies in the Index over the period of 20 trading days ending on the day before the Performance Period begins, and the final 20 trading days ending on the last day of the Performance Period), shall be used to value the Company’s Common Stock and that of the companies in the Index, as applicable, prior to the beginning and at the end of the Performance Period. At the end of the Performance Period, the Company will calculate the total shareholder return for the Company and compare that to the total shareholder return for the companies that comprise the Index as of the last day the Performance Period, in order to determine what performance level with respect to Relative TSR has been met.